Exhibit 99

Dollar General Corporation Reports Fourth Quarter and Fiscal Year 2007 Financial Results

New CEO Announces Operating Priorities for Dollar General Corporation

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dollar General Corporation today reported financial results for its fourth quarter (13 weeks) and fiscal year ended February 1, 2008. Additionally, Rick Dreiling, the Company’s recently appointed Chief Executive Officer, discussed the Company’s Operating Priorities, which include a series of initiatives meant to leverage the Company’s strong history but also to effect positive change in order to deliver profitable growth over the long-term.

Overview of 2007 Financial Results

“Dollar General has implemented several proactive initiatives over the past few years which are gaining traction and contributed to improving financial results in fiscal 2007,” stated Mr. Dreiling. “During the year we achieved solid annual same store sales growth of 2.1 percent as well as an improvement in our gross margin. Importantly, through a stronger infrastructure and the introduction of process improvement initiatives, the Company reduced inventory levels by 10 percent on a total and per store basis and generated cash flow from operating activities of over $441 million, an 8.9 percent increase. Overall, we are pleased with the Company’s operating and financial performance in fiscal 2007 and believe that Dollar General is well-positioned for positive momentum moving forward.”

Full Year Results

Net sales in fiscal 2007 increased $325.4 million, or 3.5 percent, to $9.50 billion compared to $9.17 billion in 2006. Same-store sales in fiscal 2007, which included stores open for 13 full fiscal months and remained open at the end of the period, increased 2.1 percent and accounted for $186 million of the total sales increase for the year.

Fiscal 2007 gross profit increased by $275.3 million and, as a percentage of sales, increased to 27.8 percent from 25.8 percent in fiscal 2006. The increase primarily reflects pressure on gross profit in fiscal 2006 due to accelerated inventory markdowns resulting from the Company’s elimination of its packaway inventory model and the closure of underperforming stores under “Project Alpha,” a strategic initiative designed to improve merchandising and real estate practices. The improvement in 2007 gross profit also reflects an increase in purchase markups, resulting primarily from a shift in product mix and higher vendor rebates, as well as improved leverage on distribution and transportation costs, partially offset by inventory markdowns that were not part of Project Alpha, increased shrink and a LIFO charge. At the end of fiscal 2007, all of the Company’s packaway inventory had been cleared, and end of season markdowns had been fully integrated into the business model.

Fiscal 2007 selling, general and administrative expense (“SG&A”) increased $165.5 million from the prior year, and increased as a percentage of sales to 24.1 percent in 2007 from 23.1 percent in 2006. SG&A as a percentage of sales in fiscal 2007 was essentially even with fiscal 2006 after excluding expenses in 2007 totaling $116.6 million, comprised of amortization of leasehold intangibles capitalized in connection with the revaluation, accrued administrative employee incentive compensation expense resulting from meeting certain financial targets, an accrued loss relating to the probable restructuring of certain distribution center leases and Project Alpha-related expenses, and excluding net expenses of $29.7 million in 2006 comprised of Project Alpha-related expenses and a discretionary administrative employee bonus, net of insurance proceeds received in relation to losses incurred due to Hurricane Katrina.

Interest income, which consists primarily of interest on short-term investments, increased $1.8 million to $8.8 million in fiscal 2007 resulting from higher levels of cash and short-term investments on hand, primarily in the first half of the year. Interest expense increased $228.3 million to $263.2 million in fiscal 2007 due to interest on long-term obligations incurred to finance the merger of the Company with KKR (the “Merger.”)

The Company’s results of operations in fiscal 2007 include fees and expenses related to the Merger and the related financing transactions totaling $102.6 million, principally consisting of investment banking fees, management fees, legal fees and stock compensation expense.

The results of operations for the 2007 year also include a net loss on debt retirement of $1.2 million, consisting of $6.2 million of expenses related to consent fees and other costs associated with a tender offer prior to the Merger for the Company’s $200 million of 8 5/8% Notes, due 2010, of which approximately 99 percent were retired as a result of the tender offer. This was partially offset by a gain of approximately $4.9 million resulting from the repurchase of $25.0 million of the Company’s 11.875%/12.625% Senior Subordinated Notes, due 2017, in the fourth quarter.

In addition, during 2007 the Company incurred a net loss of $2.4 million, including an unrealized loss of $4.1 million related to the change in the fair value of interest rate swaps prior to designating such swaps as cash flow hedges, offset by earnings of $1.7 million under the contractual provisions of the swap agreements.

For the year ended February 1, 2008 net loss was $12.8 million compared to net income of $137.9 million for the year ended February 2, 2007. Adjusted EBITDA, as defined in the Company’s new credit facilities, increased 5.8 percent to $683.5 million in fiscal 2007 compared to $646.2 million in fiscal 2006.

Fourth Quarter Results

Sales in the fourth quarter of fiscal 2007 were $2.56 billion compared to $2.55 billion in the fourth quarter of fiscal 2006. Same store sales increased 0.4 percent on top of a 5.8 percent same store sales increase in the fourth quarter of 2006, which included significant markdown sales resulting from the Company’s Project Alpha efforts. Same store sales in the month of December 2007 decreased 1.4 percent followed by an increase of 2.3 percent in January 2008. Same store sales increased 4.6 percent in February, the first month of fiscal 2008.

Fourth quarter gross profit increased by $94.4 million and, as a percentage of sales, increased to 28.9 percent from 25.3 percent in the same period of the prior year. The increase primarily reflects pressure on gross profit in the fourth quarter of 2006 due to Project Alpha inventory clearance activities which have been successfully completed. The increase also reflects higher purchase markups, partially offset by increased distribution and transportation costs, a LIFO charge and inventory shrink.

SG&A expense for the fourth quarter of 2007 decreased $9.0 million from the 2006 fourth quarter, and decreased as a percentage of sales to 21.6 percent in the 2007 quarter from 22.0 percent in the 2006 quarter. After excluding expenses in 2007 totaling $24.0 million, comprised of amortization of leasehold intangibles and accrued administrative employee incentive compensation, and excluding expenses of $34.0 million in 2006 comprised of Project Alpha-related expenses and a discretionary administrative employee bonus, SG&A in the 2007 fourth quarter was essentially even with the 2006 fourth quarter.

Interest income for the quarter decreased by approximately $0.8 million from the prior year, and interest expense increased by $96.5 million, resulting from interest on long-term obligations incurred to finance the Merger.

Net income in the fourth quarter was $55.4 million compared to $50.1 million in the fourth quarter of fiscal 2006. Adjusted EBITDA, as defined in the Company’s new credit facilities, increased $0.8 million to $253.3 million from $252.5 million in the fourth quarter of fiscal 2006.

Merchandise Inventories

As of February 1, 2008, total merchandise inventories, at cost, were $1.29 billion compared to $1.43 billion as of February 2, 2007, a decrease of $0.14 billion, or approximately 10 percent in total and on an average per-store basis. The decrease in inventories was primarily driven by the Company’s elimination of packaway inventories and improved merchandise allocation practices.

Long-Term Obligations

As of February 1, 2008, outstanding long-term obligations, including the current portion, were $4.28 billion, including $2.3 billion outstanding under a senior secured term loan facility and $102.5 million outstanding under an asset-based revolver facility. As of March 27, 2008, the Company has no outstanding borrowings under its asset-based revolver facility, with excess availability of $853 million. The ratio of long-term obligations to Adjusted EBITDA decreased to 6.3 times from 7.1 times since the closing of the Merger transaction in July.

Cash Flow

For the full fiscal year, the Company generated $441.6 million of cash from operating activities versus $405.4 million in fiscal 2006. Excluding interest payments in both years, cash flow from operating activities increased to $679.5 million in 2007 from $429.5 million in 2006 due primarily to improved inventory and payables management.

Total capital expenditures in fiscal 2007, including amounts in accounts payable, were $142.1 million for remodels and relocations of existing stores and new stores as well as supply chain and information technology investments. In addition, the Company repurchased a promissory note for $37 million relating to the lease on its Ardmore distribution center.

Operating Priorities for Dollar General

The Company’s new Chief Executive Officer, Rick Dreiling, today discussed Dollar General’s Operating Priorities, including a series of initiatives intended to leverage the Company’s strong history but also to effect positive change that will help deliver sustainable and profitable growth over the long-term.

Mr. Dreiling stated, “Dollar General is a leader in its channel and has consistently delivered same store sales growth throughout changing and diverse economic times. That said, there are areas within the business that require attention. Our team has identified specific actions that are needed to accelerate improvement in performance and help us achieve our vision for the Dollar General of the future. Our intention is to build on the Company’s recent successes while also introducing greater operating discipline and a more strategic approach to growth. Specifically, we have established a plan based on four basic but critical operating priorities that will drive all of our actions going forward.”

  Drive productive sales growth. The Company will focus on maximizing sales productivity in its existing stores and generating improved same store sales growth. Specifically, management will work to increase shopper frequency, expand basket size, and maximize square foot productivity.
  Increase gross margins. Management will work aggressively to increase margins and overall profitability by reducing shrink, refining the Company’s pricing strategy, continuing to grow Dollar General’s private label offering, and overhauling its sourcing efforts.
  Leverage process improvements and information technology to reduce costs. The Company will identify and work to remove expenses that are not critical to operations, taking advantage of opportunities to reduce expenses in the distribution and transportation network as well as at the store and corporate levels.
  Strengthen and expand Dollar General’s culture of “serving others.” Dollar General will work to offer a consistent experience across our store base, elevating customer service standards and defining a brand proposition that resonates with our customers and drives customer loyalty. In addition, management will also focus on making Dollar General an employer of choice and a contributing member of each of the communities in which the Company operates.

Company Outlook

In 2008, the Company plans to open approximately 200 new Dollar General stores and to relocate or remodel approximately 400 stores. Dollar General expects capital expenditures of approximately $200 million to $220 million, primarily related to the opening of new stores as well as the remodel and relocation of existing stores and other special initiatives. Further, based on the above outlined operating priorities, the Company is committed to productive sales growth, expense management, and gross margin expansion in 2008.

“As we enter fiscal 2008, we are cautiously optimistic about the prospects for Dollar General,” concluded Mr. Dreiling. “We recognize that this is a challenging time for retailers and we are also aware that as we roll out our operating plan we may uncover other business challenges that need to be addressed. Nevertheless, our team is very excited about the current year and beyond. We have a resilient and proven business model, a focused management team, and a detailed list of operating priorities. We are confident that we have the right plan in place and expect that our efforts will enhance Dollar General’s position as a leading national discount retailer and generate positive long-term benefits for the Company and its stakeholders.”

Summary of Change in Ownership

On July 6, 2007 Dollar General completed a merger in which its former shareholders received $22.00 in cash for each share of the Company’s common stock held, or approximately $6.9 billion in total. As a result of the Merger, Dollar General is a subsidiary of Buck Holdings, L.P., a Delaware limited partnership controlled by investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P. (“KKR”).

The change in ownership resulted in the application of purchase accounting which requires that various balance sheet accounts be adjusted to fair value as of the transaction date. The discussion of 2007 financial results in this press release is based on the combined results of the “Predecessor” Company from February 3, 2007 through July 6, 2007, and the “Successor” Company from July 7, 2007 through February 1, 2008, but the breakdown can be viewed in the tables attached to this press release. The combination of these periods is not in accordance with generally accepted accounting principles (“GAAP”) and should not be considered a substitute for GAAP. In addition, these combined results should not be used as an indicator of future performance.

Conference Call Information

The Company will hold a conference call on Friday, March 28, 2008 at 8:30 a.m. CDT/9:30 a.m. EDT, hosted by Rick Dreiling, Chief Executive Officer, and David Tehle, Chief Financial Officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” The call will also be broadcast live online at www.dollargeneral.com under “Investing, Conference Calls and Investor Events.” A replay of the conference call will be available through Friday, April 11, 2008 and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 19269282.

About Dollar General Corporation

Dollar General is the largest discount retailer in the United States by number of stores with more than 8,200 neighborhood stores located in 35 states. Dollar General helps shoppers Save Time. Save Money. Every Day.® by offering national branded items that are frequently used and replenished such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at everyday low prices in convenient neighborhood stores. Dollar General is among the largest retailers of top-quality products made by America’s most trusted manufacturers such as Procter & Gamble, Kimberly Clark, Unilever, Kellogg’s, General Mills, Nabisco, and Fruit of the Loom. The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Operating Priorities for Dollar General” and “Company Outlook.” The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “committed,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements. Factors that may result in actual results differing from such forward-looking information include, but are not limited to those set forth in the Company’s Amendment No. 1 to Registration Statement on Form S-4, filed with the SEC on January 25, 2008.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Non-GAAP Disclosure

Certain information provided in this press release or to be discussed during the March 28th conference call has not been derived in accordance with GAAP, including EBITDA and Adjusted EBITDA. Reconciliations to net income of EBITDA and Adjusted EBITDA used in this press release are provided in the accompanying table.

EBITDA and Adjusted EBITDA are not measures of financial performance or condition, liquidity or profitability, and should not be considered as an alternative to (1) net income, operating income or any other performance measures determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements and replacement of fixed assets. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of a material financial ratio in the Company’s new credit facilities. Adjusted EBITDA is a material component of that ratio. For more discussion regarding the financial ratio in the Company’s new credit facilities, the reasons management believes these non-GAAP measures are useful to investors, and the limitations of these non-GAAP measures, please see the Company’s Amendment No. 1 to Registration Statement on Form S-4 filed with the SEC on January 25, 2008.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amount)

	Successor	Predecessor
	February 1,	February 2,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$100,209	$189,288
Short-term investments	19,611	29,950
Merchandise inventories	1,288,661	1,432,336
Income taxes receivable	32,501	9,833
Deferred income taxes	17,297	24,321
Prepaid expenses and other current assets	59,465	57,020
Total current assets	1,517,744	1,742,748
Net property and equipment	1,274,245	1,236,874
Goodwill	4,344,930	2,337
Intangible assets, net	1,370,557	86
Other assets, net	148,955	58,469
Total assets	$8,656,431	$3,040,514

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$3,246	$8,080
Accounts payable	551,040	555,274
Accrued expenses and other	300,956	253,558
Income taxes payable	2,999	15,959
Total current liabilities	858,241	832,871
Long-term obligations	4,278,756	261,958
Deferred income taxes	486,725	41,597
Other liabilities	319,714	158,341
Commitments and contingencies
Redeemable common stock	9,122	-
Shareholders' equity:
Preferred stock, Shares authorized 1,000,000	-
Series B junior participating preferred stock, stated value $0.50 per share; Shares authorized: 10,000; Issued: None
		-
Common stock; $0.50 par value, 1,000,000 shares authorized, 555,482 shares issued and outstanding at February 1, 2008 and 500,000 shares authorized, 312,436 shares issued and outstanding at February 2, 2007, respectively

	277,741	156,218
Additional paid-in capital	2,480,062	486,145
Retained earnings (accumulated deficit)	(4,818)	1,103,951
Accumulated other comprehensive loss	(49,112)	(987)
Other shareholders' equity	-	420
Total shareholders' equity	2,703,873	1,745,747
Total liabilities and shareholders' equity	$8,656,431	$3,040,514
DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands)

	Successor	Predecessor
	13 Weeks Ended	13 Weeks Ended
	February 1, 2008	February 2, 2007

Net sales	$2,559,573	$2,553,986
Cost of goods sold	1,819,202	1,908,036
Gross profit	740,371	645,950
Selling, general and administrative	553,905	562,875
Operating profit	186,466	83,075
Interest income	(1,378)	(2,210)
Interest expense	104,420	7,891
Loss on interest rate swaps	345	-
Gain on debt retirement, net	(4,938)	-
Income before income taxes	88,017	77,394
Income tax expense	32,628	27,304
Net income	$55,389	$50,090
DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(Dollars in thousands)

	Successor(a)	Predecessor
	July 7, 2007	February 3, 2007	Combined	Predecessor
	through	through	Year ended	Year ended
	February 1, 2008	July 6, 2007	February 1, 2008	February 2, 2007

Net sales	$5,571,493	$3,923,753	$9,495,246	$9,169,822
Cost of goods sold	3,999,599	2,852,178	6,851,777	6,801,617
Gross profit	1,571,894	1,071,575	2,643,469	2,368,205
Selling, general and administrative	1,324,508	960,930	2,285,438	2,119,929
Transaction and related costs	1,242	101,397	102,639	-
Operating profit	246,144	9,248	255,392	248,276
Interest income	(3,799)	(5,046)	(8,845)	(7,002)
Interest expense	252,897	10,299	263,196	34,915
Loss on interest rate swaps	2,390	-	2,390	-
Loss on debt retirement, net	1,249	-	1,249	-
Income (loss) before income taxes	(6,593)	3,995	(2,598)	220,363
Income tax expense (benefit)	(1,775)	11,993	10,218	82,420
Net income (loss)	$(4,818)	$(7,998)	$(12,816)	$137,943

(a) Includes the results of operations of Buck Acquisition Corp. for the period prior to its merger with and into Dollar General Corporation from March 6, 2007 (its formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008.
DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Successor(a)	Predecessor
	July 7, 2007	February 3, 2007	Combined	Predecessor
	through	through	Year ended	Year ended
	February 1, 2008	July 6, 2007	February 1, 2008	February 2, 2007
	(30 weeks)	(22 Weeks)	(52 Weeks)	(52 Weeks)
Cash flows from operating activities:
Net income (loss)	$(4,818)	$(7,998)	$(12,816)	$137,943
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	150,213	83,917	234,130	200,608
Deferred income taxes	19,551	(20,874)	(1,323)	(38,218)
Tax benefit from stock option exercises	-	(3,927)	(3,927)	(2,513)
Loss on debt retirement, net	1,249	-	1,249	-
Noncash share-based compensation	3,827	45,433	49,260	7,578
Noncash unrealized loss on interest rate swaps	3,705	-	3,705	-
Noncash inventory adjustments and asset impairments	-	-	-	78,115
Change in operating assets and liabilities:
Merchandise inventories	79,469	16,424	95,893	(28,057)
Prepaid expenses and other current assets	3,739	(6,184)	(2,445)	(5,411)
Accounts payable	(41,395)	34,794	(6,601)	53,544
Accrued expenses and other liabilities	16,061	52,995	69,056	38,353
Income taxes	7,348	2,809	10,157	(35,165)
Other	655	4,557	5,212	(1,420)
Net cash provided by operating activities	239,604	201,946	441,550	405,357

Cash flows from investing activities:
Merger, net of cash acquired	(6,738,391)	-	(6,738,391)	-
Purchases of property and equipment	(83,641)	(56,153)	(139,794)	(261,515)
Purchases of short-term investments	(3,800)	(5,100)	(8,900)	(49,675)
Sales of short-term investments	21,445	9,505	30,950	51,525
Purchases of long-term investments	(7,473)	(15,754)	(23,227)	(25,756)
Purchases of promissory notes	(37,047)	-	(37,047)	-
Insurance proceeds related to property and equipment	-	-	-	1,807
Proceeds from sales of property and equipment	533	620	1,153	1,650
Net cash used in investing activities	(6,848,374)	(66,882)	(6,915,256)	(281,964)

Cash flows from financing activities:
Issuance of common stock	2,759,540	-	2,759,540	-
Borrowings under revolving credit facility	1,522,100	-	1,522,100	2,012,700
Repayments of borrowings under revolving credit facility	(1,419,600)	-	(1,419,600)	(2,012,700)
Issuance of long-term obligations	4,176,817	-	4,176,817	-
Repayments of long-term obligations	(241,945)	(4,500)	(246,445)	(14,118)
Debt issuance cost	(87,392)	-	(87,392)	-
Payment of cash dividends	-	(15,710)	(15,710)	(62,472)
Proceeds from exercise of stock options	-	41,546	41,546	19,894
Repurchases of common stock	(541)	-	(541)	(79,947)
Tax benefit of stock options	-	3,927	3,927	2,513
Other financing activities	-	-	-	(584)
Net cash provided by (used in) financing activities	6,708,979	25,263	6,734,242	(134,714)

Net increase (decrease) in cash and cash equivalents	100,209	160,327	260,536	(11,321)
Cash and cash equivalents, beginning of period	-	189,288	189,288	200,609
Cash balance at Merger date			(349,615)
Cash and cash equivalents, end of period	$100,209	$349,615	$100,209	$189,288

Supplemental cash flow information:
Cash paid (received) for:
Interest	$226,738	$11,246	$237,984	$24,180
Income taxes	(30,574)	26,012	(4,562)	155,825
Supplemental schedule of non-cash investing and financing activities:

Purchases of property and equipment awaiting processing for payment, included in Accounts payable
	$20,449	$13,544	$20,449	$18,094
Exchange of shares and stock options in business combination	7,685	-	7,685	-
Purchases of property and equipment under capital lease obligations	592	1,036	1,628	5,366
Elimination of financing obligations	-	-	-	46,608
Elimination of promissory notes receivable	-	-	-	46,608

(a) Includes the results of operations of Buck Acquisition Corp. for the period prior to its merger with and into Dollar General Corporation from March 6, 2007 (its formation) through July 6, 2007 (reflecting the change in fair value of interest rate swaps), and the post-merger results of Dollar General Corporation for the period from July 7, 2007 through February 1, 2008.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	Combined		13 Weeks	13 Weeks	52 Weeks
	Year Ended	Year Ended	Ended	Ended	Ended
	Feb. 1,	Feb. 2,	Feb. 1,	Feb. 2,	May 4,
(In millions)	2008	2007	2008	2007	2007(a)

Net income (loss)	$(12.8)	$137.9	$55.4	$50.1	$123.9
Add (subtract):
Interest income	(8.8)	(7.0)	(1.4)	(2.2)	(7.1)
Interest expense	263.2	34.9	104.4	7.9	33.8
Depreciation and amortization	226.4	200.6	56.5	50.6	202.3
Income taxes	10.2	82.4	32.6	27.3	69.7
EBITDA	478.2	448.9	247.5	133.7	422.6

Adjustments:
Transaction and related costs	102.6	-	-	-	5.6
(Gain) loss on debt retirement	1.2	-	(4.9)	-	-
Loss on interest rate swaps	2.4	-	0.3	-	2.1
Contingent loss on distribution center leases	12.0	-	-	-	-
Impact of markdowns related to inventory clearance activities, including LCM adjustments, net of purchasing accounting adjustments
	5.7	160.0	1.6	87.3	153.9
SG&A related to store closing and inventory clearance activities	54.0	33.1	0.2	24.4	62.4
Operating losses (cash) of stores to be closed	10.5	14.9	1.1	6.1	17.2
Hurricane Katrina insurance proceeds	-	(13.0)	-	-	(7.9)
Hurricane Katrina expenses and write-offs	-	1.3	-	-	0.9
Monitoring and consulting fees to affiliates	4.8	-	2.0	-	-
Stock option and restricted stock unit expense	6.5	-	0.7	-	-
Indirect merger-related costs	4.6	-	4.6	-	-
Other	1.0	1.0	0.2	1.0	1.7
Total Adjustments	205.3	197.3	5.8	118.8	235.9

Adjusted EBITDA	$683.5	$646.2	$253.3	$252.5	$658.5

(a) 52 week data used in calculation of ratio of long-term obligations to Adjusted EBITDA below.

CALCULATION OF RATIO OF LONG-TERM OBLIGATIONS TO ADJUSTED EBITDA

	At Close	February 1,
(in millions)	July 6, 2007	2008

Senior secured term-loan facility	$2,300.0	$2,300.0
Senior secured asset-based revolving credit facility	432.3	102.5
10 5/8% Senior Notes due July 15, 2015, net of discount	1,151.8	1,152.9
11 7/8%/12 5/8% Senior Subordinated Notes due July 15, 2017	725.0	700.0
8 5/8% Notes due June 15, 2010	1.8	1.8
Financing and capital lease obligations	52.2	10.3
Tax increment financing due February 1, 2035	14.5	14.5
	$4,677.6	$4,282.0

LTM Adjusted EBITDA(b)	$658.5	$683.5

Total Debt / Adjusted EBITDA	7.1x	6.3x

(b) Ratio as of July 6, 2007 based on Adjusted EBITDA for the 52-week period ended May 4, 2007, the most recent reported period.
DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information

Net Sales by Category (in thousands)

	Year Ended
	February 1,	February 2,	%
	2008	2007	Change

Highly consumable	$6,316,834	$6,022,014	4.9%
Seasonal	1,513,236	1,509,999	0.2%
Home products	869,752	914,357	(4.9)%
Basic clothing	795,424	723,452	9.9%
Total sales	$9,495,246	$9,169,822	3.5%

	Quarter Ended
	February 1,	February 2,
	2008	2007	%
	(13 Weeks)	(13 Weeks)	Change

Highly consumable	$1,615,481	$1,539,327	4.9%
Seasonal	499,836	539,344	(7.3)%
Home products	243,600	275,935	(11.7)%
Basic clothing	200,656	199,380	0.6%
Total sales	$2,559,573	$2,553,986	0.2%

New Store Activity

	Year Ended
	February 1,	February 2,
	2008	2007

Beginning store count	8,229	7,929
New store openings	365	537
Store closings	(400)	(237)
Net new stores	(35)	300
Ending store count	8,194	8,229
Total selling square footage (000's)	57,376	57,299

CONTACT:
Dollar General Corporation
Investor Contact:
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209